Exhibit 5.1

September 11, 2019

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership and PAA Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership (“PAA Finance,” and together with the Partnership, the “Issuers”), under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Issuers of $1,000,000,000 aggregate principal amount of 3.550% Senior Notes due 2029 (the “Notes”), to be issued and sold pursuant to the Underwriting Agreement dated September 9, 2019, by and among the Issuers and the Underwriters named therein (the “Underwriting Agreement”).

The Notes are being offered and sold pursuant to a prospectus supplement dated September 9, 2019 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) on September 9, 2019, to the prospectus dated September 14, 2018, (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in and forming part of the Registration Statement on Form S-3 (Registration No. 333-227358) (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Notes are to be issued as securities pursuant to that certain Indenture, dated as of September 25, 2002 (the “Base Indenture”), by and among the Issuers, and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Thirty-First Supplemental Indenture thereto, to be dated as of September 16, 2019 (the “Supplemental Indenture”), by and among the Issuers and the Trustee (the Base Indenture, as so amended and supplemented by the Supplemental Indenture, the “Indenture”).

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 10, 2017; (iii) the organizational certificates and the limited partnership or limited liability company agreements (as the case may be) of PAA GP LLC, a Delaware limited liability company (the “General Partner”), which is the general partner of the Partnership, of Plains AAP, L.P., a Delaware limited partnership (“Plains AAP”), which owns a 100% membership interest in the General Partner, of Plains All American GP LLC, a Delaware limited liability company (“GP LLC”), which is the general partner of Plains AAP, of Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”), which owns a 100% membership interest in GP LLC, and of PAA GP Holdings LLC, a Delaware limited liability company, which is the general partner of PAGP; (iv) the bylaws and certificate of incorporation of PAA Finance; (v) the Underwriting Agreement, a copy of which is being filed with the Securities and Exchange Commission, together with this Exhibit 5.1, as an exhibit to the Partnership’s Current Report on Form 8-K prior to the closing of the sale of the Notes; (vi) the Base Indenture and the Supplemental Indenture and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (a) the Supplemental Indenture has been duly executed and delivered by the parties thereto and (b) the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

The opinions expressed herein are qualified in the following respects:

A.       As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

B.       We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) each such document submitted to us as an original is authentic and each such document submitted to us as a copy conforms to an authentic original of such document, (iii) all signatures on each such document examined by us are genuine, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete, (v) each natural person signing any document reviewed by us had the legal capacity to do so and each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity and (vi) the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Underwriting Agreement.

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C.       This opinion is limited in all respects to the laws of the State of New York. We do not express any opinions as to the laws of any other jurisdiction.

D.       The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

E.       We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.